EXHIBIT  99

For Immediate Release                           Contact:     John T. O'Neill
April 15, 1999                                                  401-727-5600
                                                         Renita E. O'Connell
                                                                401-727-5401




               HASBRO REPORTS RECORD FIRST QUARTER REVENUES
                     EARNINGS INCREASE SIGNIFICANTLY


     Pawtucket, RI (April 15, 1999) - Hasbro, Inc. (ASE:HAS) today reported record first quarter revenues and a substantial increase in earnings. The Company's outlook for 1999 remains very positive.

     Worldwide revenues increased approximately 38% to $668.4 million, compared to $482.8 million a year ago. Revenue growth was primarily led by Tiger Electronics, which was acquired in April 1998, and by increased sales of computer-based games from Hasbro Interactive. Net earnings increased approximately 77% to $13.8 million, compared to $7.8 million in the first quarter of 1998. Diluted earnings per share increased 75% to $0.07 compared to $0.04 a year ago, adjusted for the recent three-for-two stock split. The Company also reported record first quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $75.8 million, almost double the year-ago EBITDA of $39.7 million.

     "I am pleased to report record first quarter revenues," said Alan G. Hassenfeld, Chairman and Chief Executive Officer. "Our earnings growth is especially gratifying in this seasonally low-revenue quarter, when we continue to incur fixed infrastructure costs including acquisition carrying costs. In addition, our substantial cash flow generation underscores our financial strength," Hassenfeld noted. "Tiger Electronics' interactive FURBY pets continue to be a smash hit, and we have just introduced new fur patterns and FURBY BUDDIES. Hasbro Interactive again achieved significant double-digit sales growth. Sales of the TELETUBBIES line, launched last May, are brisk. In our powerful Boys category, sales continue increasing in the SUPER SOAKER line of water toys and TRANSFORMERS/BEAST WARS, including the recently introduced ANIMORPHS. Our popular WINNER'S CIRCLE line almost tripled from a year ago, reflecting the growing popularity of NASCAR," Hassenfeld added.

     "We continue to add value for our shareholders with a three-for-two stock split effective March 15th and a 13% increase in the split-adjusted quarterly dividend rate to $0.06 per share in May," Hassenfeld added. "Also in the first quarter, we invested approximately $45 million to repurchase 1.7 million shares. These actions signal our confidence in Hasbro's future."

	"In the second quarter, we look forward to the May 19th release of THE PHANTOM MENACE, the awesome first episode of the new STAR WARS trilogy.
Hasbro and the recently-acquired Galoob are teamed up with the global POWER
OF THE FORCE in the largest coordinated rollout of product ever undertaken in our industry. FURBY in five foreign languages will begin shipping soon, and we are increasing production of the incredibly popular POKEMON line. We are also on track in realizing planned incremental cost savings from the Global Integration and Profit Enhancement Program. As we demonstrated in February during our most successful Toy Fair ever, we are firing on all cylinders and we look forward to a great year in 1999, as we continue to grow into the next millennium," Hassenfeld concluded.



Hasbro is a worldwide leader in the design, manufacture and marketing of toys, games, interactive software, puzzles and infant products. Both internationally and in the U.S., its PLAYSKOOL, KENNER, TONKA, ODDZON, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER, HASBRO INTERACTIVE, and GALOOB products provide children and families with the highest quality and most recognizable toys and games in the world.



Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the timely manufacture and shipping by the Company of new and continuing products and their acceptance by customers and consumers in a competitive product environment; economic conditions, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the continuing trend of increased concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the impact of competition on revenues, margins and other aspects of the Company's business; third party actions or approvals that could delay, modify or increase the cost of implementation of, the Company's Global Integration and Profit Enhancement program; the Company's incurring higher than expected costs to achieve, or not achieving, "Year 2000" readiness with respect to the Company's systems, or the Company's customers, vendors or service providers failing to achieve such readiness; and the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

EBITDA (earnings before interest, taxes, depreciation and amortization) represents operating profit plus depreciation and all amortization. EBITDA is not adjusted for all noncash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with generally accepted accounting principles, when measuring Hasbro's profitability or liquidity as more fully discussed in the Company's financial statements and securities filings.



                                # # #
                          (Tables Attached)

                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS



(Thousands of Dollars and Shares Except Per Share Data)

                                                         Quarter Ended
                                                   -------------------------
                                                   Mar. 28,         Mar. 29,
                                                     1999             1998
                                                   --------         --------
Net Revenues                                       $668,398         $482,820
Cost of Sales                                       256,517          204,312
                                                   --------         --------
Gross Profit                                        411,881          278,508
Amortization                                         25,926           14,143
Royalties, Research and Development                 111,942           67,336
Advertising                                          81,084           55,757
Selling, Distribution and Administration            163,281          135,249
                                                   --------         --------
Operating Profit                                     29,648            6,023
Interest Expense                                     11,973            2,312
Other (Income), Net                                  (2,318)          (8,097)
                                                   --------         --------
Earnings Before Income Taxes                         19,993           11,808
Income Taxes                                          6,198            4,015
                                                   --------         --------
Net Earnings                                       $ 13,795         $  7,793
                                                   ========         ========

Per Common Share
  Net Earnings
    Basic                                          $    .07         $    .04
                                                   ========         ========
    Diluted                                        $    .07         $    .04
                                                   ========         ========

  Cash Dividends Declared                          $    .06         $    .05
                                                   ========         ========

Weighted Average Number
 of Shares
  Basic                                             195,898          199,665
                                                   ========         ========
  Diluted                                           204,621          207,313
                                                   ========         ========



                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS


  (Thousands of Dollars)



                                                    Mar. 28,        Mar. 29,
                                                      1999            1998
                                                   ---------       ---------
                   Assets

  Cash and Temporary Investments                  $  217,276      $  430,601
  Accounts Receivable, Net                           518,183         362,328
  Inventories                                        353,842         269,097
  Other                                              347,124         205,209
                                                   ---------       ---------
  Total Current Assets                             1,436,425       1,267,235
  Property, Plant and Equipment, Net                 319,908         271,607
  Other Assets                                     1,650,910       1,053,124
                                                   ---------       ---------
  Total Assets                                    $3,407 243      $2,591,966
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  295,548      $  112,465
  Payables and Accrued Liablities                    717,046         617,015
                                                   ---------       ---------
  Total Current Liabilities                        1,012,594         729,480
  Long-term Debt                                     410,146               -
  Deferred Liabilities                                75,723          59,771
                                                   ---------       ---------
  Total Liabilities                                1,498,463         789,251
  Total Shareholders' Equity                       1,908,780       1,802,715
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $3,407,243      $2,591,966
                                                   =========       =========